EXHIBIT 4.25
DATED .... SEPTEMBER 2006
ADVENTURE FOUR S.A.
- and —
FBB — FIRST BUSINESS BANK S.A.
A S S I G N M E N T
Of the Earnings, Insurances and
Requisition Compensation of the
M/V “FREE FIGHTER”
SARANTITIS LAW FIRM
91 AKTI MIAOULI
GR 185 38 PIRAEUS
GREECE

THIS DEED OF ASSIGNMENT is made the .... day of September 2006
BETWEEN
(1)	ADVENTURE FOUR S.A.

a company incorporated under the laws of the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called “the Owner”)

(2)	FBB — FIRST BUSINESS BANK S.A.

a banking company incorporated in Greece and having its registered office at 91 Michalakopoulou Street, 11528 Athens, Greece acting for the purposes of this deed through its Shipping division at 62 Notara & Sotiros Dios Streets, 18535 Piraeus, Greece (hereinafter called “the Assignee” which expression shall include its successors and assigns)
WHEREAS
(1) By a loan agreement (hereinafter called “the Loan Agreement”) dated ... September 2006 and made between (i) the Assignee (therein called “the Bank”) and (ii) the Owner, (therein and hereinafter also called “the Borrower”), the Assignee agreed (inter alia) to make available to the Borrower, by way of two (2) advances, a non revolving fixed term loan facility of up to the lesser between (a) four million eight hundred thousand United States Dollars (US$ 4,800,000) and (b) 60% of the appraised market value (to be determined in accordance with clause 12.02 of the Loan Agreement on the basis of the Vessel’s value after the successful completion of her special survey/dry docking) of the Panamanian flag m/v “FREE FIGHTER”, (Official No. 22606-96C) built in Bulgaria on 1981, of GRT 23,696, NRT 14,790 (the “Vessel”), for the purposes and under the terms and conditions set forth in the Loan Agreement.
(2) Pursuant to the Loan Agreement there has been or will be executed by the Owner in favour of the Assignee a first preferred Panamanian Naval mortgage (hereinafter called together “the Mortgage”) on the Vessel and the Mortgage (bearing even date with this Assignment) has been or will be registered as security for the payment by the Owner of the Outstanding Indebtedness.
(3) It is a condition precedent to the Assignee making the Loan referred to above available to the Owner that the Owner shall enter into and execute this assignment which is the Assignment referred to in clause 1.02 of the Loan Agreement.
NOW IT IS HEREBY AGREED
1. In this Assignment unless the context otherwise requires the expressions “Outstanding Indebtedness”, “Security Documents” and “Security Period”, have the meanings given to them in the Mortgage and other expressions which are defined in the Loan Agreement have the meanings given to them in the Loan Agreement;
“Earnings” means all moneys whatsoever due or to become due to the Owner and/or the Corporate Guarantor and/or the Manager at any time during the Loan Period arising out of the use or management or exploitation or management and operation of the Vessel including (but without prejudice to the generality of the foregoing), hire and any other payments payable to the Owner and/or the Corporate Guarantor and/or the Manager under the time charters as well as all freight, hire and passage moneys compensation payable to the Owner and/or the Corporate Guarantor and/or the Manager in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charter party or other contract of employment and all monies which are payable to the Owner and/or the Corporate Guarantor and/or the Manager at any time under any contract of insurance of the Vessel;
“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association and, were the context so admits, any reinsurance of any such policies and contracts of insurance), which are from time to time during the Loan Period taken out or entered into by or on behalf of the Owner or the Corporate Guarantor or the Manager (as the case may be) in respect of the respective Vessel or her increased value or Earnings or otherwise howsoever in connection therewith and where the context so admits, all benefits thereof including all claims of whatsoever nature and returns of premium thereunder;
“Requisition Compensation” means all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel other than by requisition for hire.
2. Pursuant to the Loan Agreement and by way of continuing security for payment of the Outstanding Indebtedness, the Owner as beneficial Owner HEREBY ASSIGNS ABSOLUTELY AND AGREES TO ASSIGN ABSOLUTELY to the Assignee:-
(a)	the Insurances and all benefits thereof (including claims of whatsoever nature and return of premiums);

(b)	any Requisition Compensation; and

(c)	the Earnings.
3.
(a) the Owner shall forthwith upon the execution hereof and thereafter forthwith upon effecting any new Insurances give (or cause to be given by the approved brokers) the Insurers a notice of the Assignment in substantially the following form:

“Form of Notice of Assignment
(for attachment by way of endorsement to the Policy)
We, Adventure Four S.A. of Majuro, Marshall Islands, the owner of the Panamanian flag vessel “FREE FIGHTER” with official No. 22606-96C hereby give notice that by an assignment contained in a First Priority Assignment dated ... September 2006 made between us and FBB — FIRST BUSINESS BANK S.A. of 62 Notara and Sotiros Dios Streets, Piraeus, Greece, there has been assigned by us to FBB — FIRST BUSINESS BANK S.A. as assignees, all insurances in respect of the said vessel including the insurances constituted by the policy whereon this notice is endorsed.
Dated this .. day of September 2006
For and on behalf of
Adventure Four S.A.”
(b) any sums recoverable under the Insurances shall be payable in accordance with the provisions of the Loss Payable Clause referred to in clause 6 (f) of the Mortgage and any moneys received by the Assignee in respect of the Insurances (other than those received by the Assignee in respect of a major casualty i.e. any claim exceeding US$ 100,000 as referred in the said clause 6 (f) (A) of the Mortgage and paid over to the Owner in accordance with the provision of that clause) shall be held by the Assignee upon trust to be applied in accordance with clause 10 of the Mortgage;
(c) any Requisition Compensation shall be payable to the Assignee and shall be held by the Assignee upon trust to be applied in accordance with clause 10 of the Mortgage;
(d) the Earnings shall be paid by the Owner into the Earnings Account(s) maintained or to be maintained by the Owner as provided in clause 9 of the Loan Agreement until such time as the Assignee shall direct to the contrary following the occurrence of an Event of Default whereupon:-
(i)	the Owner shall forthwith and the Assignee may at any time thereafter instruct the persons from whom the Earnings are or shall be due to pay the same to the Assignee or as it may direct;

(ii)	any sum in respect of Earnings then in the hands of the Owner’s brokers, bankers or other agents or representatives shall be deemed to have been received by them for the use and on behalf of the Assignee; and

(iii)	any moneys in respect of Earnings received after such direction shall be applied in accordance with clause 11.03 of the Loan Agreement.
(e) If at any time there is no amount owing, due or payable by the Owner to the Bank under the Loan Agreement and the Owner is under no further liability under any Security Document, the Bank will, at the request and cost of the Owner, reassign the Earnings or the Requisition Compensation to the Owner or as it may direct.
4.	The Owner hereby covenants with the Assignee that:-

(a)	It will do or permit to be done each and every act, thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Assignment and will allow its name to be used as and when required by the Assignee for that purpose;

(b)	It will from time to time upon the written request of the Assignee give written notice (in such form as the Assignee shall reasonably require) to the persons from whom the property hereby assigned is or may be due of the assignment herein contained;

(c)	It will pay to the Assignee by deduction (as the Owner hereby authorises) from any account of the Owner with the Assignee or on demand all moneys whatsoever which the Assignee shall or may expend (be put to or become liable for in or about the protection, maintenance or enforcement of the security created by this Assignment or in or about the exercise by the Assignee of any of the powers vested in it under the Mortgage or hereunder together with interest thereon at the rate provided for in clause 2 (c) of the Mortgage from the date when such moneys were expended by the Assignee until and including the date of demand, and thereafter until the date of actual receipt whether (in either case) before or after any relevant judgement;

5.	It is agreed and declared that notwithstanding the assignment herein contained:-

(a)	The Assignee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder;

(b)	The Owner shall remain liable to perform all the obligations assumed by it in relation to the property hereby assigned and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Owner to perform its obligations in respect thereof;

6.	It is further agreed and declared that (without prejudice to the generality of the powers and remedies vested in the Assignee by virtue of the assignment herein contained):-

(a)	If at any time the Owner does not comply with the provisions of clause 6 (a)-(f) of the Mortgage, the Assignee shall be entitled (but not bound) following respective notification to the Owner to effect and thereafter maintain all such Insurances on the Vessel as in its discretion it may think fit;

(b)	Following the happening of an Event of Default (or following a Total Loss of the Vessel whether or not such be one of the said events), the Assignee shall be entitled (but not bound) to require that all policies contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Assignee may nominate and to collect, receive compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Assignee in its absolute discretion thinks fit and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor.

7.	The Owner hereby irrevocably and by way of security appoints and constitutes the Assignee as the Owner’s true and lawful attorney with full power (in the name of the Owner or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due, to endorse any cheque or other instrument or order in connection therewith and to file any claims or take any action or institute any proceedings which to the Assignee may seem to be necessary or advisable and otherwise to do any and all things which the Owner itself could do in relation to the property hereby assigned PROVIDED however that such power shall not be exercisable by or on behalf of the Assignee unless and until the happening of an Event of Default but the exercise of such power by the Assignee shall not put any person dealing with the Assignee upon any enquiry as to whether any such event has happened nor shall any such person be in any way affected by notice that no such event has happened and the exercise by the Assignee of such power shall be conclusive evidence of its right to exercise the same.

8.	The Owner agrees that at any time and from time to time upon the written request of the Assignee it will promptly and duly execute and deliver to the Assignee any and all such further instruments and documents as the Assignee may deem desirable in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

9.	The security created by this Assignment shall be held by the Assignee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Loan Agreement, the Mortgage and this Assignment and the Security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts hereby and thereby secured or by any settlement of accounts between the Assignee and the Owner or any other person and the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby and thereby secured and every power and remedy given to the Assignee hereunder shall be in addition to and not a limitation of any and every other power or remedy vested in the Assignee under the Loan Agreement, the Mortgage, this Assignment or the other Security Documents or at law and all the powers so vested in the Assignee may be exercised from time to time and as often as the Assignee may deem expedient and no delay or omission of the Assignee to exercise any right or power vested in it hereunder shall impair such right or power or be construed as a waiver of or an acquiescence in any default by the Owner.

10.	The provisions of clause 19 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice or demand to be given or made under this Assignment.

11.	This Assignment shall be governed by and construed in accordance with Greek law, and in relation to any dispute arising out of or in connection with this Assignment and for the exclusive benefit of the Assignee, the Owner irrevocably and unconditionally:-

(a)	submits to the non-exclusive jurisdiction of the Courts of Piraeus, Greece and waives any objection to proceedings with respect to this Assignment in such court on the grounds of venue or inconvenient forum; and

(b)	appoints Mr. Ion Varouxakis of 93, Akti Miaouli, Piraeus 185 38, Greece, as agent to accept service upon whom any judicial process may be served and any notice, request, demand or other communication under this Assignment regarding the Owner. In the event that the process agent (or any substitute process agent notified to the Assignee by the Owner according to this presents) cannot be located at the address specified above which will be conclusively proved by a deed of the process server that the process agent cannot be found at such address, any such document served as aforesaid may be validly effected upon the District Attorney of the First Instance Court of Piraeus, Greece.

Nothing in this clause shall affect the Assignee’s right to serve process in any other manner permitted by law or limit the right of the Assignee to take proceedings with respect to this Assignment against the Owner in any jurisdiction nor shall the taking of proceedings with respect to this Assignment in any jurisdiction preclude the Assignee from taking proceedings with respect to this Assignment in any other jurisdiction, whether concurrently or not.
     IN WITNESS whereof this Assignment has been duly executed the day and year first above written.

SIGNED and DELIVERED	SIGNED and DELIVERED
by	by
the duly authorised Attorney of	the duly authorised attorney of
ADVENTURE FOUR S.A.	FBB — FIRST BUSINESS BANK S.A.
in the presence of :-	in the presence of :-